Exhibit 99.2
NUANCE COMMUNICATIONS, INC.
FISCAL FOURTH QUARTER AND FISCAL YEAR 2009
EARNINGS ANNOUNCEMENT
PREPARED CONFERENCE CALL REMARKS
Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 23, 2009 at 5:00 pm EST and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 230-1096 or (612) 332-0226 at least five minutes prior to the call and referencing conference code 120809. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 120809.
Opening Remarks
In our press release this afternoon, we reported non-GAAP revenue in the fourth quarter of fiscal 2009 of approximately $275.7 million, up 5.8% from $260.7 million a year ago. Total GAAP revenue in Q4 2009 was $263.3 million, up 3.9% from $253.4 million in Q4 2008. We recognized non-GAAP net income in the fourth quarter of $90.8 million, representing $0.32 per diluted share, compared to non-GAAP net income of $71.1 million, or $0.29 per diluted share, in the same period last year. We recognized GAAP net income in the fourth quarter of $6.3 million, or $0.02 per diluted share, compared to GAAP net income of $22.0 million, or $0.09 per diluted share in Q4 2008. Fourth quarter non-GAAP operating margin was 35.2%, compared to 32.7% a year ago. Fourth quarter operating cash flow grew 12.6% to $74.4 million, compared to $66.1 million in the same quarter a year ago.
We reported non-GAAP revenue in fiscal 2009 of approximately $1,010.3 million, up 10.0% from $918.8 million a year ago. Total GAAP revenue in FY09 was $950.4 million, up 9.4% from $868.5 million in FY08. We recognized non-GAAP net income in FY09 of $288.4 million, representing $1.06 per diluted share, compared to non-GAAP net income of $202.9 million, or $0.87 per diluted share, in the same period last year. We recognized a GAAP net loss in FY09 of $12.2 million, or ($0.05) per diluted share, compared to a GAAP net loss of $30.1 million, or ($0.14) per diluted share in Q4 2008. Non-GAAP operating margin in FY09 was 32.1%, compared to 27.7% a year ago. FY09 operating cash flow grew 31.9% to $258.7 million, compared to $196.2 million for FY08. Nuance ended FY09 with a cash balance of $527.0 million, compared to $261.5 at the end of FY08.
Nuance’s fourth quarter revenue benefited from (1) a significant increase in licensing revenue in our mobile and enterprise businesses compared to the third quarter, (2) continued momentum in healthcare on-demand solutions, and (3) strength in product and licensing revenue from our imaging business due to contributions from recent launches of PDF Converter and PaperPort as well as the acquisition of X-Solutions. These benefits were offset in part by (1) weakness in consumer Dragon NaturallySpeaking due in part to an unfavorable year-over-year comparison against the launch of a new version in Q4 08 and (2) the timing of percentage-of-completion accounting in Nuance Mobile Care (NMC) contracts. In Q4 2009, non-GAAP professional services and hosting revenue was $108.2 million, up 20.8% from $89.6 million a year ago. FY09 non-GAAP professional services and hosting revenue was $416.3 million, up 32.5% from $314.1 million a year ago.
Nuance continued to improve operating leverage in the quarter. As discussed in past quarters, beginning in fiscal 2008, Nuance initiated a number of expense measures and accelerated acquisition synergies to protect operating margins and cash flows in light of the economic climate. These measures have improved productivity in core operations throughout the year. In fiscal 2010, we intend to undertake additional investments targeted at enhancing growth, while remaining mindful of operating efficiencies.
Discussion of Revenue
In Q4 09, North America contributed 69% of non-GAAP revenue and international contributed 31%. In FY 09, North America contributed 73% of non-GAAP revenue and international contributed 27%. For both FY 09 and Q4 09, revenue mix shifted significantly toward professional services and hosting, away from product and licensing, due to increasing customer preference for our subscription and transactional pricing models. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP revenue.)
Table: Non-GAAP Revenue by Solution

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009
Mobile-Enterprise	$110.6	$118.0	$124.8	$131.9	$485.3	$113.4	$119.5	$125.5	$137.2	$495.7
Organic Growth	24%	15%	17%	14%	17%	(9)%	0%	(2)%	(1)%	(3)%
Healthcare-Dictation	$79.2	$79.6	$85.2	$109.7	$353.6	$114.0	$105.2	$108.1	$113.8	$441.0
Organic Growth	14%	13%	11%	18%	14%	17%	6%	6%	(5)%	5%
Imaging	$19.3	$22.3	$19.2	$19.1	$79.9	$17.0	$14.1	$17.7	$24.8	$73.6
Organic Growth	6%	22%	18%	(5)%	9%	(7)%	(34)%	(6)%	24%	(7)%

Total revenue	$209.1	$219.9	$229.2	$260.7	$918.8	$244.4	$238.8	$251.3	$275.7	$1,010.3

Organic Growth	18%	15%	15%	14%	15%	1%	(1)%	1%	(1)%	0%
Table: Non-GAAP Revenue by Product, Service and Maintenance

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009
Product and Licensing	$108.2	$107.3	$106.4	$131.5	$453.3	$110.4	$94.2	$95.6	$124.2	$424.4
% of Revenue	51%	49%	46%	51%	49%	45%	39%	38%	45%	42%
Professional Services and Hosting	$66.0	$74.5	$84.1	$89.5	$314.1	$91.4	$104.2	$112.5	$108.2	$416.3
% of Revenue	32%	34%	37%	34%	34%	38%	44%	45%	39%	41%
Maintenance and Support	$34.9	$38.1	$38.7	$39.7	$151.4	$42.6	$40.4	$43.2	$43.4	$169.6
% of Revenue	17%	17%	17%	15%	17%	17%	17%	17%	16%	17%

Total revenue	$209.1	$219.9	$229.2	$260.7	$918.8	$244.4	$238.8	$251.3	$275.7	$1,010.3

During FY 09, Nuance pursued and realized significant growth in the value of new on-demand contracts within our healthcare, mobile and enterprise businesses. In addition, within healthcare we saw a growing preference among customers for subscription and transactional pricing models. Within our mobile market, where growth is targeted towards carrier-based services, new bookings also demonstrated a growing emphasis upon transactional models. As more of our large customers and partners transition to these models, a greater proportion of bookings will contribute revenues over more-extended periods. To help investors model these trends, we have begun this quarter including additional data that will aid in estimating the unrealized future value of current bookings and backlog.
Mobile-Enterprise Solutions. Nuance experienced growth in both mobile and enterprise product and licensing revenue, as well as continued strength in enterprise on-demand and professional services contracts, especially in North America. The estimated future value of unimplemented enterprise on-demand contracts at the end of Q4 09 was $73.2 million, as compared with $27.9 million at the end of Q3 09. Q4 09 was our enterprise business’s strongest license quarter in over two years. Strong Q4 09 bookings also generated a record backlog in enterprise professional services, which stood at 248,199 hours at September 30, 2009, as compared with 215,110 hours at June 30, 2009. New bookings in the quarter included AT&T, Citigroup, Comcast, FedEx, SunTrust, T-Mobile, TCF Bank, Telefonica, Verizon, Visa, Vodafone and WellPoint.
Professional services revenues declined slightly in the quarter, owing to the timing of percentage-of-completion revenue recognition for Nuance Mobile Care contracts. Nonetheless, Nuance Mobile Care continues to make important progress in the market. Notably, with one wireless customer, we are now achieving a 95% deflection rate of calls, providing confirming evidence that Nuance Mobile Care offers unprecedented productivity gains for carrier and enterprise customers.
Within our mobile business, Nuance continued to secure significant design wins. During the quarter, Nuance achieved the single largest customer booking in the company’s history. The adoption of Nuance’s one-shot voice destination entry in Mercedes, BMW and Becker Traffic Assistant navigation systems generated increasing customer interest. Vonage’s fourth quarter launch of a voicemail-to-text offering hosted by Nuance generated pipeline; and this month, AT&T became the second carrier to launch a voicemail-to-text offering hosted by Nuance. During Q4, Nuance won significant mobile contracts at Clarion, Kyocera, NEC, Parrot, Samsung and ZTE.
Healthcare-Dictation Solutions. Revenue growth in Nuance’s healthcare continues to be led by our on-demand solutions. During the fourth quarter, the annualized run-rate in Nuance’s healthcare on-demand business was approximately 2.917 billion lines per year, up 31% from 2.224 billion lines during the fourth quarter of FY 08. New bookings in the fourth quarter included: Florida Hospital, HCA TriStar, HCA Southwest, MeritCare, Montefiore Medical Center, Rapid City Regional Hospital, Renown Medical Center, Stanford Hospital, University of Michigan Hospital and WellSpan. In addition, Nuance recently launched the Dragon Medical EHR Certification Program, which is designed to ensure seamless Dragon Medical workflow with EHRs. EHR vendors such as Allscripts, Amazing Charts, athenahealth, Catalis, Cerner, eClinicalWorks, McKesson, and PICIS are participating in this program. Nuance is working closely with several key EHR partners on both product integration and sales engagement.
Imaging Solutions. Fourth quarter revenue grew due to contributions from the fourth quarter launches of PDF Converter 6 and PaperPort 12, as well as the acquisition of X-Solutions. Nuance expects imaging solutions revenue to continue to grow, due to contributions of X-Solutions and eCopy. Nuance achieved key fourth quarter design wins with Corel, Dell, Kodak and Nokia.
Discussion of Cost of Revenue and Gross Margins
In Q4 09, non-GAAP cost of revenue was approximately $81.6 million, for a non-GAAP gross margin of 70.4%, down slightly from 70.7% in Q4 08. For FY 09, non-GAAP gross margin improved slightly, to 69.1% from 69.0% in FY 08. Non-GAAP gross margin for product and licensing improved to 91.1% in Q4 09 from 89.9% a year ago, and for FY09 improved to 91.2% from 89.8% in FY08. Non-GAAP gross margin for professional services and hosting improved to 41.6% in Q4 09 from 37.6% a year ago, and for FY 09 improved to 40.8% from 33.7% in FY08. Non-GAAP gross margin for maintenance and support improved to 82.8% in Q4 09 from 81.6% a year ago, and for FY 09 improved to 83.2% from 80.0% in FY 08. Offsetting these efficiencies in each of our gross margin elements was a revenue mixture inclining towards services, as noted in the discussion of revenue section.

Discussion of Operating Expenses and Margins
In Q4 09, non-GAAP operating margin was approximately 35.2%, up from 32.7% in Q4 08, and for FY 09 was approximately 32.1%, compared to 27.7% in FY 08. In FY 09, non-GAAP research and development expenditures increased 8.6% over fiscal 2008. We note that early in fiscal 2009, we commented on our commitment to R&D investments notwithstanding the economic climate. And, indeed, we added more than 150 technical personnel during fiscal 2009. Meanwhile, non-GAAP selling and marketing decreased 6.2% and non-GAAP general and administrative decreased 1.4%, in both cases as compared with fiscal 2008, reflecting operational efficiencies and cost reductions.
Balance Sheet and Cash Flow Highlights
Cash and Cash Flow Activities
Nuance reported Q4 09 cash flow from operations of $74.4 million, up from $66.1 million in Q4 08, and cash flow from operations of $258.7 million in FY 09, compared with $196.2 million in FY 08. At the end of Q4 09, our cash balance was approximately $527.0 million. Capital expenditures totaled $3.8 million and depreciation was $5.1 million for Q4 09.
DSOs
In Q4 2009, days sales outstanding (DSO) were 36 days, improved from 41 days in Q4 2008. Please note we calculate DSOs net of deferred maintenance revenue, based on non-GAAP revenue.
Discussion of Q1 2010 Guidance and Fiscal Year Outlook
We approach this year with optimism that the improving economic climate, the increased investments in sales and marketing resources and the strength of our offerings will fuel increased growth in our revenues. While cautious about providing any general economic context for our remarks, we believe that recent bookings and pipeline activity reflect an improvement in purchasing attitudes among our customers. As well, royalty reports from our many partners showed last quarter for the first time in more than a year stronger than anticipated shipments. To take advantage of this opportunity, Nuance plans to add nearly 100 additional sales personnel in the year and to meaningfully increase our advertising investments. We also expect growth to benefit from the availability of new offerings in each of our businesses.
We noted earlier that FY 09 demonstrated the continuing migration in our markets towards on-demand solutions, as well as subscription and transactional pricing. This trend offers attractive benefits, including enhanced predictability of revenues and lower cost of selling. Investors should note, though, that in fiscal 2010, this trend will change the relative revenue weighting of the fiscal quarters as compared with fiscal 2009, skewing results modestly toward the second half of the fiscal year.
We anticipate that our healthcare business will provide the most robust growth in fiscal 2010. We believe that our on-demand solutions afford customer quality, speed and cost benefits unmatched by competitive offerings. We also believe we are further differentiated by the full breadth of our solutions. Bookings and pipeline activity over the past six months demonstrate to us that preference for our on-demand solutions remains robust. We anticipate, as well, that the federal stimulus will increase incentives for collaboration between Nuance and the EHR systems companies and will result in increased Dragon medical sales this year.
Within our mobile business, we anticipate a continuation of improved royalty reports among our consumer device and automotive partners. New offerings to our partners should enhance revenue growth in the second half of the fiscal year. For the first time this year, we expect meaningful revenues in mobile services sold through carriers, mainly related to voicemail-to-text and messaging.
Our enterprise business will benefit from investments in direct solution selling to large enterprises in our target vertical markets, including financial services, telecommunications, healthcare, retail and transportation, and from an improved capital purchasing environment. Growth will also be driven by the deployment of the existing backlog of on-demand solutions and from the growing professional services backlog. We also anticipate some recovery in license growth from our telecommunication system partners.
Growth in imaging will draw from the strength of a refreshed product line. Complementing this growth will be the benefit from a full-year of revenues from the eCopy acquisition.
With these factors in mind, we expect full-year, fiscal 2010 GAAP revenues in the range of $1,069 million to $1,104 million. We expect FY 10 non-GAAP revenues between $1,130 million and $1,165 million. Reminding investors of our seasonality comments above, we expect Q1 FY 10 GAAP revenues between $242 million and $257 million, and we anticipate Q1 FY 10 non-GAAP revenues between $260 million and $275 million.
Lastly, concerning expenses, we expect expense growth to fall primarily in three areas: sales personnel, advertising and demand creation expense, and research and development personnel.
We note in particular that investors should anticipate an appreciable increase in sales expense during the first and second quarters. We have prioritized sales hiring in expectation that it can fuel further growth in the second half of the fiscal year. We have budgeted for a significant expansion of demand creation funds this year, expecting to capitalize on our product differentiation and improved purchasing attitudes. Finally, as with the prior fiscal year, we remain committed to increased research and development expenses to ensure our continuing leadership and to capitalize on the market opportunity which we believe technical innovation affords. Advertising and R&D expense is also prioritized to the first-half of the fiscal year.
With these factors in mind, we expect FY 10 GAAP EPS to be in the range of ($0.02) and $0.04 and FY 10 non-GAAP EPS to be in the range of $1.10 and $1.16. We expect Q1 FY 10 GAAP EPS to be in the range of ($0.06) and ($0.03) and Q1 FY 10 non-GAAP EPS to be in the range of $0.25 and $0.28.

This ends the prepared conference call remarks.
Safe Harbor and Forward-Looking Statements
Statements in this document regarding fiscal 2010 investments, Nuance’s financial performance in fiscal 2010 the future demand for, performance of, and opportunities for growth in Nuance’s product offerings and solutions in healthcare, mobile, enterprise and imaging, anticipated growth in on-demand and services revenue, increased advertising activities, the general economic environment and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for Nuance’s existing and future products; economic conditions in the United States and abroad; Nuance’s ability to control and successfully manage its expenses and cash position; the effects of competition, including pricing pressure; possible defects in Nuance’s products and technologies; the ability of Nuance to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in Nuance’s annual report on Form 10-K for the fiscal year ended September 30, 2008 and Nuance’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.
The information included in this press release should not be viewed as a substitute for full GAAP financial statements

Discussion of Non-GAAP Financial Measures
Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired asset in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three months and twelve months ended September 30, 2009 and 2008, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in four general categories, each of which are described below.
Acquisition-Related Revenue and Cost of Revenue.
The Company provides supplementary non-GAAP financial measures of revenue which include revenue related to acquisitions, primarily from Tegic, X-Solutions and Zi that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer during the same quarter. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts, although we cannot be certain that customers will renew these contracts. Additionally, although acquisition related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Expenses.
In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of expenses, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, such costs are generally not relevant to assessing or estimating the long-term performance of the acquired assets as part of the Company. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related expenses, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding the above referenced expenses from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company.
These items are included in the following categories: (i) acquisition-related transition and integration costs; (ii) amortization of intangible assets; (iii) in-process research and development; and (iv) costs associated with disputes and regulatory matters related to acquired entities. These categories are further discussed as follows:
(i) Acquisition-related transition and integration costs. The Company excludes transition and integration costs such as retention and earn-out bonuses for employees from acquisitions. The Company does not consider these expenses to be related to the organic continuing operation of its business, and believes it is useful to management and investors to understand the effects of these items on total operating expenses. Although acquisition-related transition and integration costs are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions.
(ii) Amortization of intangible assets. The Company excludes the amortization of intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.
(iii) In-Process research and development. The Company excludes expenses associated with acquired in-process research and development from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired research and development had been conducted internally rather than acquired. Although expenses associated with acquired in-process research and development are generally not recurring with respect to past acquisitions, the Company may incur these expenses in connection with any future acquisitions.
(iv) Costs associated with disputes and regulatory matters related to acquired entities. The Company excludes expenses incurred as a result of disputes arising from earn-out and indemnification matters related to prior acquisitions. The Company also incurs post-closing legal and other professional services fees for non-recurring compliance and regulatory matters associated with acquisitions. The Company does not consider these expenses to be related to the organic continuing operations of the acquired businesses, and believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses. Although these expenses are not recurring with respect to past acquisitions, the Company may incur these expenses in connection with any future acquisitions.
Non-Cash Expenses.
The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:
(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options granted are influenced by factors such as volatility and risk-free interest rates that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.
(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.
Other Expenses.
The Company excludes certain other expenses that are the result of other, unplanned events to measure operating performance as well as current and future liquidity both with and without these expenses. Included in these expenses are items such as non-acquisition-related restructuring, asset impairment and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash. The Company assesses operating performance with these amounts included, but also excluding these amounts; the amounts relate to costs which are unplanned, and therefore by providing this information the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be organic continuing operations.
The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Financial Tables Follow

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue:
Product and licensing	$113,380	$125,774	$373,367	$414,360
Professional services and hosting	107,201	88,598	411,363	305,540
Maintenance and support	42,752	39,020	165,622	148,562

Total revenue	263,333	253,392	950,352	868,462

Cost of revenue:
Product and licensing	11,033	13,261	37,255	45,746
Professional services and hosting	65,193	57,183	254,777	214,031
Maintenance and support	7,742	7,282	29,129	31,477
Amortization of intangible assets	10,946	6,395	38,390	24,389

Total cost of revenue	94,914	84,121	359,551	315,643

Gross profit	168,419	169,271	590,801	552,819

Operating expenses:
Research and development	32,071	29,164	119,434	114,986
Sales and marketing	57,235	62,945	219,226	231,244
General and administrative	25,728	25,278	112,068	105,910
Amortization of intangible assets	20,665	18,205	76,978	58,245
In-process research and development	—	2,601	—	2,601
Restructuring and other charges, net	279	(905)	5,520	7,219

Total operating expenses	135,978	137,288	533,226	520,205

Income from operations	32,441	31,983	57,575	32,614

Other expense, net	(3,043)	(9,937)	(29,386)	(48,128)

Income (loss) before income taxes	29,398	22,046	28,189	(15,514)

Provision for income taxes	23,108	32	40,391	14,554

Net income (loss)	$6,290	$22,014	$(12,202)	$(30,068)

Net income (loss) per share:
Basic	$0.02	$0.10	$(0.05)	$(0.14)

Diluted	$0.02	$0.09	$(0.05)	$(0.14)

Weighted average common shares outstanding:
Basic	266,932	224,568	253,644	209,801

Diluted	285,948	246,525	253,644	209,801

Nuance Communications, Inc.
Supplement Financial Information — GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2009	2008	2009	2008

GAAP revenue	$263,333	$253,392	$950,352	$868,462
Acquisition-related revenue adjustments: product and licensing	10,809	5,811	51,026	39,042
Acquisition-related revenue adjustments: professional services and hosting	968	965	4,925	8,535
Acquisition-related revenue adjustments: maintenance and support	638	519	4,008	2,808

Non-GAAP revenue	$275,748	$260,687	$1,010,311	$918,847

GAAP cost of revenue	$94,914	$84,121	$359,551	$315,643
Cost of revenue from amortization of intangible assets	(10,946)	(6,395)	(38,390)	(24,389)
Cost of revenue adjustments: product and licensing (1,2,3)	(3)	(25)	(17)	420
Cost of revenue adjustments: professional services and hosting (1,2,3)	(2,070)	(1,282)	(8,391)	(5,755)
Cost of revenue adjustments: maintenance and support (1,2,3)	(265)	(7)	(690)	(1,245)

Non-GAAP cost of revenue	$81,630	$76,412	$312,063	$284,674

GAAP gross profit	$168,419	$169,271	$590,801	$552,819
Gross profit adjustments (1,2,3)	25,699	15,004	107,447	81,354

Non-GAAP gross profit	$194,118	$184,275	$698,248	$634,173

GAAP income from operations	$32,441	$31,983	$57,575	$32,614
Gross profit adjustments (1,2,3)	25,699	15,004	107,447	81,354
Research and development (1, 2)	3,118	3,512	12,499	16,523
Sales and marketing (1, 2)	7,123	8,005	28,510	27,977
General and administrative (1, 2)	7,647	6,954	35,458	28,180
Amortization of intangible assets	20,665	18,205	76,978	58,245
In-process research and development	—	2,601	—	2,601
Restructuring and other charges, net	279	(905)	5,520	7,219

Non-GAAP income from operations	$96,972	$85,359	$323,987	$254,713

GAAP provision for income taxes	$23,108	$32	$40,391	$14,554
Non-cash taxes	(23,243)	5,532	(29,368)	(5,332)

Non-GAAP provision (benefit) for income taxes	$(135)	$5,564	$11,023	$9,222

GAAP net income (loss)	$6,290	$22,014	$(12,202)	$(30,068)
Cost of revenue from amortization of intangible assets	10,946	6,395	38,390	24,389
Amortization of intangible assets	20,665	18,205	76,978	58,245
Non-cash stock-based compensation (1)	18,823	15,185	71,407	68,631
Non-cash interest expense, net	1,549	1,196	5,913	5,541
Change in fair value of share-based instruments	(6,081)	—	(2,299)	—
Asset impairment	1,248	—	1,248	—
In process research and development	—	2,601	—	2,601
Restructuring and other charges, net	279	(905)	5,520	7,219
Non-cash income taxes	23,243	(5,532)	29,368	5,332
Acquisition-related adjustment — cost of revenue (3)	(510)	(506)	(1,669)	(3,414)
Acquisition-related adjustment — revenue (3)	12,415	7,295	59,959	50,385
Acquisition-related expenses (2)	1,913	5,106	15,827	14,043

Non-GAAP net income	$90,780	$71,054	$288,440	$202,904

Non-GAAP diluted net income per share	$0.32	$0.29	$1.06	$0.87

Diluted weighted average common shares outstanding	285,948	246,525	273,041	233,273

Nuance Communications, Inc.
Supplement Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended		Twelve months ended
	September 30,		September 30,
	2009	2008	2009	2008

(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$3	$2	$11	$18
Cost of professional services and hosting	2,560	1,667	9,889	7,991
Cost of maintenance and support	186	154	743	1,278
Research and development	2,200	2,704	9,840	14,325
Sales and marketing	6,811	6,906	27,057	24,394
General and administrative	7,063	3,752	23,867	20,625

Total	$18,823	$15,185	$71,407	$68,631

(2) Acquisition-Related Expenses
Cost of product and licensing	$—	$—	$2	$—
Cost of professional services and hosting	20	(3)	29	593
Cost of maintenance and support	79	—	93	114
Research and development	918	808	2,659	2,198
Sales and marketing	312	1,099	1,453	3,583
General and administrative	584	3,202	11,591	7,555

Total	$1,913	$5,106	$15,827	$14,043

(3) Acquisition-Related Revenue and Cost of Revenue
Revenue	$12,415	$7,295	$59,959	$50,385
Cost of product and licensing	—	23	4	(438)
Cost of professional services and hosting	(510)	(382)	(1,527)	(2,829)
Cost of maintenance and support	—	(147)	(146)	(147)

Total	$11,905	$6,789	$58,290	$46,971

Nuance Communications, Inc.
Supplemental Financial Information — GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Total Revenue	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009
GAAP Revenue	$195.0	$203.3	$216.7	$253.5	$868.5	$216.8	$229.1	$241.0	$263.3	$950.4
Adjustment	$14.1	$16.6	$12.5	$7.2	$50.3	$27.6	$9.7	$10.3	$12.4	$59.9

Non-GAAP Revenue	$209.1	$219.9	$229.2	$260.7	$918.8	$244.4	$238.8	$251.3	$275.7	$1,010.3

Mobile-Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Revenue	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009
GAAP Revenue	$98.3	$101.9	$113.7	$124.9	$438.8	$99.8	$114.5	$118.0	$129.9	$462.3
Adjustment	$12.3	$16.1	$11.1	$7.0	$46.5	$13.6	$5.0	$7.5	$7.3	$33.4

Non-GAAP Revenue	$110.6	$118.0	$124.8	$131.9	$485.3	$113.4	$119.5	$125.5	$137.2	$495.7

Healthcare-Dictation	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Revenue	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009
GAAP Revenue	$77.4	$79.1	$84.0	$109.3	$349.8	$100.0	$100.6	$105.6	$112.3	$418.4
Adjustment	$1.8	$0.5	$1.2	$0.4	$3.8	$14.0	$4.6	$2.5	$1.5	$22.6

Non-GAAP Revenue	$79.2	$79.6	$85.2	$109.7	$353.6	$114.0	$105.2	$108.1	$113.8	$441.0

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Imaging Revenue	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009
GAAP Revenue	$19.3	$22.3	$19.2	$19.1	$79.9	$17.0	$14.1	$17.4	$21.1	$69.7
Adjustment	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.0	$0.3	$3.7	$3.9

Non-GAAP Revenue	$19.3	$22.3	$19.2	$19.1	$79.9	$17.0	$14.1	$17.7	$24.8	$73.6

Product and	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Licensing Revenue	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009
GAAP Revenue	$97.9	$94.3	$96.4	$125.8	$414.4	$85.6	$87.0	$87.3	$113.4	$373.4
Adjustment	$10.3	$13.0	$10.0	$5.7	$38.9	$24.8	$7.2	$8.3	$10.8	$51.0

Non-GAAP Revenue	$108.2	$107.3	$106.4	$131.5	$453.3	$110.4	$94.2	$95.6	$124.2	$424.4

Professional Services	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
and Hosting Revenue	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009
GAAP Revenue	$62.4	$72.2	$82.3	$88.6	$305.5	$90.2	$103.0	$111.0	$107.2	$411.4
Adjustment	$3.6	$2.3	$1.8	$0.9	$8.6	$1.2	$1.2	$1.5	$1.0	$4.9

Non-GAAP Revenue	$66.0	$74.5	$84.1	$89.5	$314.1	$91.4	$104.2	$112.5	$108.2	$416.3

Maintenance and	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Support Revenue	2008	2008	2008	2008	2008	2009	2009	2009	2009	2009
GAAP Revenue	$34.7	$36.8	$38.0	$39.1	$148.6	$41.1	$39.1	$42.7	$42.8	$165.6
Adjustment	$0.2	$1.3	$0.7	$0.6	$2.8	$1.5	$1.3	$0.5	$0.6	$4.0

Non-GAAP Revenue	$34.9	$38.1	$38.7	$39.7	$151.4	$42.6	$40.4	$43.2	$43.4	$169.6

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	September 30, 2009	September 30, 2008
ASSETS

Current assets:
Cash and cash equivalents	$527,038	$261,540
Marketable securities	—	56
Accounts receivable and unbilled receivables, net	208,719	217,999
Inventories, net	8,525	7,152
Prepaid expenses and other current assets	51,545	28,536

Total current assets	795,827	515,283

Land, building and equipment, net	53,468	46,485
Goodwill	1,891,003	1,655,773
Intangible assets, net	706,805	585,023
Other assets	52,511	43,635

Total assets	$3,499,614	$2,846,199

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital leases	$6,862	$7,006
Contingent and deferred acquisition payments	91,431	113,074
Accounts payable and accrued expenses	164,393	133,616
Deferred and unearned revenue	144,395	118,902
Other short term liabilities	12,144	9,166

Total current liabilities	419,225	381,764

Long-term portion of debt and capital leases	888,611	894,184
Long-term deferred revenue	33,904	18,134
Other long term liabilities	154,436	127,209

Total liabilities	1,496,176	1,421,291

Stockholders’ equity	2,003,438	1,424,908

Total liabilities and stockholders’ equity	$3,499,614	$2,846,199

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income (Loss) per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended
	December 31, 2009
	Low	High

GAAP revenue	$242,000	$257,000
Acquisition-related adjustment — revenue	18,000	18,000

Non-GAAP revenue	$260,000	$275,000

GAAP net income (loss), per share	$(0.06)	$(0.03)
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.07	0.07
Non-cash stock-based compensation	0.08	0.08
Non-cash interest expense, net	0.01	0.01
Non-cash income taxes	0.02	0.02
Acquistion-related adjustment — cost of revenue	(0.01)	(0.01)
Acquisition-related adjustment — revenue	0.06	0.06
Acquisition-related expenses	0.04	0.04

Non-GAAP net income (loss), per share	$0.25	$0.28

Shares used in computing GAAP and non-GAAP net income (loss) per share:

Weighted average common shares: basic	278,500	278,500

Weighted average common shares: diluted	294,000	294,000

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income (Loss) per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended
	September 30, 2010
	Low	High

GAAP revenue	$1,069,000	$1,104,000
Acquisition-related adjustment — revenue	61,000	61,000

Non-GAAP revenue	$1,115,000	$1,165,000

GAAP net income (loss), per share	$(0.02)	$0.04
Cost of revenue from amortization of intangible assets	0.15	0.15
Amortization of intangible assets	0.27	0.27
Non-cash stock-based compensation	0.29	0.29
Non-cash interest expense, net	0.04	0.04
Non-cash income taxes	0.08	0.08
Acquistion-related adjustment — cost of revenue	(0.04)	(0.04)
Acquisition-related adjustment — revenue	0.20	0.20
Acquisition-related expenses	0.13	0.13

Non-GAAP net income (loss), per share	$1.10	$1.16

Shares used in computing GAAP and non-GAAP net income (loss) per share:

Weighted average common shares: basic	284,000	284,000

Weighted average common shares: diluted	298,000	298,000

###